                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-37789
                                                 Florida Panthers Holdings, Inc.

                    SUPPLEMENT NO. 3 DATED FEBRUARY 17, 1998
                      TO PROSPECTUS DATED DECEMBER 4, 1997

     As a result of certain transfers of Class A Common Stock by certain Selling Stockholders, the table of Selling Stockholders in the Selling Stockholders section of the Prospectus is hereby supplemented as follows:

                                                                                                 NUMBER OF
                                                                                            SHARES BENEFICIALLY
                                                      NUMBER OF             NUMBER OF       OWNED AFTER SALE(1)
                                                 SHARES BENEFICIALLY      SHARES OFFERED    -------------------
             SELLING SHAREHOLDERS                     OWNED(1)                HEREBY         NUMBER         %
             --------------------                -------------------      --------------    ---------      ----
Steven R. Berrard(2)(3)........................          610,072(4)           303,822         306,250         *
Boys Clubs of Broward County, Inc..............            7,895                7,895               0         0
Broward Community College Foundation...........           13,160               13,160               0         0

---------------

  * Less than one percent
 (1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, the Selling Stockholders have (i) sole voting power and investment power with respect to his shares of Class A Common Stock, except to the extent that authority is shared by his spouse under applicable law, and (ii) record and beneficial ownership with respect to his/her shares of Class A Common Stock.
 (2) Currently serves as a director and/or executive officer of the Company.
 (3) Held ownership interests in 2301 Ltd. and Rahn Ltd., directly or through predecessors, prior to the Company's acquisition of the ownership interests therein.
 (4) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Berrard consists of (a) 300,000 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard, (b) 303,822 shares owned directly by Mr. Berrard and (c) 6,250 shares underlying options, which are currently exercisable.